EXHIBIT 10.7



FORM OF CHANGE IN CONTROL AGREEMENTS WITH CERTAIN
EXECUTIVE OFFICERS OF THE COMPANY



Change in Control Agreements

In order to assure continuity of management and operations, the Company and its subsidiaries have Change in Control Agreements (the "Agreements") with certain of their executive officers. During the term of the Agreements, the executive officers have agreed, among other things, to devote their time, skill, energy and attention to the business of the Company and its subsidiaries and to perform their duties in a diligent, trustworthy, loyal, businesslike and efficient manner. The base salary of these employees will continue to be determined in accordance with normal corporate procedures and can be adjusted at any time. In addition, the executive officers will continue to participate in the benefit plans available to all employees.

Pursuant to the Agreements, the Company and its subsidiaries could terminate an executive officer's employment without liability under the contract for any reason, or for no reason, with or without notice. The Agreements do not change the employees' status as employees at will in accordance with the laws of the State of Ohio. In the event of involuntary termination or diminution of status, without cause, after a change in control (as defined), the employees would be entitled to compensation under the Agreements in an amount equal to between one and one-half to two and one-half times the employee's average total compensation (depending upon the officer's level) for the immediately preceding two years, payable in lump sum or monthly installments. However, the Company and any of its subsidiaries are not obligated to pay any amount which is in excess of the then maximum amount which they can deduct for federal income tax purposes. For purposes of the Agreements, a change in control is defined as a merger or consolidation with or into any other corporation where the Company is not the surviving corporation, certain situations involving the issuance of, ownership, or control of in excess of 24.99 percent of the outstanding common stock or assets of the Company, or the removal, termination or retirement of more than 49 percent of the members of the Board of Directors.

The form of Change in Control Agreement follows this description.


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MID AM, INC.

1997 AMENDMENT TO CHANGE IN CONTROL AGREEMENTS


All Change in Control Agreements entered into by the Company, including any amended and restated agreements (the "Agreements"), are hereby amended in the following manner.


Article II

Section 2. An additional Subsection (C) shall be added to read as follows:

        C.  Continuation of Life and Long-Term Disability
Benefits.  During the [       ] year period after involuntary
termination or diminution of status of Employee's employment, Employee shall be also entitled to participate in the Company's life and long-term disability plan or plans, at a level identical to that in effect at the time of termination or diminution of status, at company's expense, regardless of whether Company is partially of fully self-insured. Company will continue payment for these benefits unless impermissible under applicable law. These payments are subject to reduction to the extent necessary so that they do not constitute "excess parachute payments" under the Internal Revenue Code and so that they violate no applicable law governing executive compensation. These payments may be terminated if Employee receives comparable benefits through other full-time employment with an unaffiliated employer. Upon
expiration of this [       ] year period, Employee shall be
permitted to participate in Company's life or long-term disability plan or plans, at Employee's costs (which cost shall be equal to the Employee cost charged to other employees of the Company) until Employee's death.

The blanks shall reflect the time periods established by title and level of the various employees.

Employees who currently have Agreements will execute amendments reflecting this change. Any employees entering into such Agreements in the future will receive an Agreement which incorporates this Amendment.

Remainder of the Agreements. Any Article, Section or Subsection of the Agreements not expressly amended shall remain unchanged and shall continue to exist exactly as originally set forth in the Agreements. All of the provisions of the Agreements shall remain in full force and effect as written, unless modified by this Amendment.


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Effective Date of Amendment.  This Amendment shall become
effective November 21, 1996.

Adopted by the Board of Directors this 21st day of November, 1996.


MID AM, INC.




By
W. Granger Souder
Secretary of the Board




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MID AM, INC.

CHANGE IN CONTROL AGREEMENT

     This Change in Control Agreement is entered into         ,
19  , by and between Mid Am, Inc. ("Company") and , a resident of
                , Ohio ("Employee").

                            ARTICLE I.
                          EMPLOYMENT

Section 1. Employment. Company shall employ Employee and Employee shall accept employment with Company upon the terms and subject to the conditions set forth in this Agreement.

Section 2. Duties and Services. Employee shall be employed in the capacity of - and shall have such other duties and responsibilities as are designated by the Board of Directors from time to time consistent with Employee's level of authority and responsibility with Company. Employee agrees to perform designated duties and services and to devote Employee's full and exclusive business time, skill, best efforts and attention (excluding vacations and other leaves of absence) to promote the business of Company and to perform faithfully to the fullest extent of Employee's ability all of Employee's duties under this Agreement. Employee further agrees, upon any appointment or election to the Board of Directors of Company, Company's parent, or any of Company's affiliates, to accept such appointment or election and to devote Employee's best efforts to perform any duties as director.

Section 3. Term. The term of this Agreement ("Employment") shall begin on the date above and shall continue until the first anniversary of the Agreement, unless sooner terminated pursuant to Article II, Section 1. This Agreement shall be automatically renewed for additional one year periods following the original term, at the end of each subsequent one year period, upon the same terms and conditions.

Section 4. Place of Employment. Employee's initial place of employment is. However, Company may require that Employee work at any other place as Company may direct. If Employee is required to relocate, however, Company shall pay Employee's reasonable moving expenses actually incurred in accordance with Company policy.

Section 5. Compensation. Company shall pay to Employee as compensation for services rendered during the Employment such salary, bonus, commission or other remuneration as the Board of Directors of Company may determine from time to time.


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Section 6. Adherence to Standards. Employee shall comply with the policies, standards, rules and regulations of Company from time to time established including, but not limited to, rules established by Company covering hours of work, vacation periods, sick leave and other terms and conditions of the Employment.



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Section 7. Expense Reimbursement. Company shall reimburse
Employee for authorized travel and other reasonable expenses actually incurred in promoting, fostering, furthering and perpetuating the business of Company upon receipt and approval by Company of expense vouchers prepared by Employee and submitted to Company promptly after such expenses are incurred.

Section 8. Benefits. Employee shall be included, to the extent eligible, in any and all benefit plans and policies which apply to Company's salaried employees generally.

Section 9. Authority. Except for the authority granted to the officers of Company by Company's Code of Regulations, as amended from time to time, Employee has no authority to commit or obligate Company, financially or otherwise, without Company's prior written approval.

Section 10. Other Employment. Employee shall refrain from acting in any other employment or consulting capacity without the prior written consent of Company. It is Company's intention that Employee devote all of Employee's work effort towards the fulfillment of Employee's obligations under this Agreement. Employee may in any event hold securities in any publicly held corporation and may serve as a member of the board of directors of any business which is not in competition with Company.

ARTICLE II.
TERMINATION OF EMPLOYMENT

Section 1. Termination for Cause. If Employee is terminated for
"cause", then Company's obligation under this Agreement to make any further payments to Employee or to continue any benefits shall cease. "Cause" shall mean:

A. Misappropriating any funds or property of Company;
B. Being convicted of a felony;
C. Mismanaging the assets of Company;
D. Inability to fulfill the duties of the position for a period longer than three consecutive months;
E. Gross incompetence, gross insubordination, willful misconduct, dishonesty, or gross neglect in the performance of the duties of the position;
F. Material breach of this Agreement;
G. Being under the habitual influence of alcohol or other drugs;
   or
H. (i). If Employee is suspended from office or temporarily prohibited from participating in the conduct of Company's affairs by any regulatory agency, Company's obligations under this Agreement shall be suspended upon suspension or prohibition. Once the matter is resolved and Employee is


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   permitted to return to his or her position, the Company, in its sole discretion, may reinstate, in whole or in part, any of the obligations.

(ii). If Employee is removed from office and/or permanently prohibited from participating in the conduct of Company's affairs by any regulatory agency, Company's obligations under this Agreement shall terminate, but vested rights of the parties shall not be affected.






































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Section 2. Involuntary Termination or Diminution of Status
Following Change in Control. Employee shall be entitled to certain payments and benefits upon involuntary termination or Diminution of Status, as defined below, following a Change in Control.

A. Compensation. In the event of involuntary termination or Diminution of Status of Employee's employment other than for cause, as defined above, in connection with or within two years after a Change in Control, Company shall pay to Employee a lump sum cash amount or monthly installments, as Employee chooses, equal to the product of 1.5 times the Employee's Average Annual Compensation. For purposes of this subparagraph, Average Annual Compensation shall mean either: (i) the average total annual compensation (salary and incentive) payable during the preceding two years; or (ii) in the event that the Employee shall have been employed by the Company less than two years, the annualized average total compensation (salary and incentive) payable during the period in which Employee has been employed by the Company. If Employee chooses to receive this payment in a lump sum, this amount shall be paid within 30 days after the effective date of involuntary termination or Diminution of Status. If Employee chooses to receive this payment in a series of equal monthly installments over a one and one half year period, payments shall be made in accordance with the payroll practice of Company but no less frequently than once a month. These payments are subject to reduction to the extent necessary so that they do not constitute "excess parachute payments" under the Internal Revenue Code and so that they violate no applicable law governing executive compensation.

B. Continuation of Benefits. In addition, all ESOP contributions to Employee's account, all stock option grants which are not vested at the date of termination or Diminution of Status, and all amounts credited to Employee's SERP account at that time, if any, shall immediately vest and become due and payable by Company. During the one and one-half year period after involuntary termination or Diminution of Status of Employee's employment, Employee shall also be entitled to participate in the Company's health or medical plan, at a level identical to that in effect at the time of termination or Diminution of Status at Company's expense, regardless of whether Company is partially or fully self-insured. Company will continue payment for these benefits unless impermissible under applicable law. These payments are subject to reduction to the extent necessary so that they do not constitute "excess parachute payments" under the Internal Revenue Code and so that they violate no applicable law governing executive compensation. These payments may be terminated if Employee receives comparable benefits


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through other full-time employment with an unaffiliated
employer. Upon expiration of this one and one-half year period, Employee shall be permitted to participate in Company's health or medical plan, at Employee's cost (which cost shall be equal to that charged to COBRA participants) until Employee is eligible for Medicare.

Section 3. Definitions.

A. "Change in Control" means any one or more of the following events: (a) the merger or consolidation of Employer with or into any other corporation and Employer is not the surviving corporation; (b) in excess of 24.99 percent of the outstanding common stock of Employer is owned, held or controlled by an entity, person or group acting in concert with the power to control the Company as that term is defined in Rule 405 of the Securities Act of 1933; (c) the sale or exchange of in excess of
24.99 percent of the assets of Employer to any entity, person, or group acting in concert; (d) the recapitalization, reclassification of securities or reorganization of Employer which has the effect of either subpart (b) or (c) above; (e) the issuance by Employer of securities in an amount in excess of
24.99 percent of the outstanding common stock of Employer to any entity, person, or group acting in concert and intending to exercise control of Employer or (f) the removal, termination or retirement of more than 49 percent of the members of the Board of Directors.

B. "Diminution of Status" means a material diminution of or interference with Employee's duties, responsibilities and benefits. By way of example and not by way of limitation, any of the following actions, if unreasonable or materially adverse to Employee, shall constitute diminution or interference unless consented to in writing by Employee: (1) a reduction in the size or a change in the location of Employee's office; (2) a reduction or adverse change in the scope or nature of the secretarial or other administrative support of Employee; (3) a reduction or adverse change in Employee's title or decision-making responsibilities; (4) a reduction in the number or seniority of other Company personnel reporting to Employee, other than as part of a Company-wide reduction in staff, or a reduction in the frequency with which personnel are to report to Employee; (5) an increase in the number of, or a decrease in the seniority of, the persons (other than the Board of Directors) to whom Employee must report; or an increase in the frequency of, or in the nature of matters with respect to which, reports by Employee shall be required; (6) a reduction or adverse change in the salary, perquisites, benefits, contingent benefits or vacation time which had previously been provided to Employee, other than as part of an overall program applied uniformly and with equitable effect to


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all members of the senior management of the Company; and (7) a material increase in the required hours of work or the workload of Employee.




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ARTICLE III.

OTHER TERMS

Section 1. Governing Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by the laws of the State of Ohio.

Section 2. No Duty to Mitigate. Employee has no duty to mitigate the payment of any compensation or benefits received under this Agreement and any amount earned by Employee after termination or Diminution of Status shall not reduce the amount owed by Company pursuant to the terms of this Agreement.

Section 3. Damages. Employer and Employee agree that no damages shall be payable upon Involuntary Termination or Diminution of Status prior to a Change in Control, regardless of whether Involuntary Termination or Diminution of Status occur with or without notice, or with or without reason. If such action occurs after a Change in Control, Article II, Section 2 is controlling on the issue of damages.

Section 4. Entire Agreement. This Agreement constitutes the entire agreement between the parties on this subject matter and may not be modified or amended except in a writing signed by both parties. All prior agreements, representations, statements, negotiations and understandings are superseded. This Agreement may not be modified or amended after a Change in Control.

Section 5. Assignability. This Agreement shall be freely assignable in whole or in part by Company but may not be assigned by Employee.

Section 6. Waiver. Neither the failure nor any delay on the part of Company to exercise any right, remedy, power or privilege hereunder shall operate as a waiver, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or any other right, remedy, power, privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

Section 7. Binding Obligation. This Agreement shall be binding on Employee's heirs, legal representatives and assigns and shall be binding on any successors and assigns of Company. All terms and conditions of this Agreement shall survive the termination of the Employment.


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Section 8. Severability. All clauses of this Agreement are
distinct and severable, and if any clause shall be deemed invalid, illegal or unenforceable in whole or in part, for any reason, and such clause cannot be amended so as to make it enforceable, it shall not affect the legality or enforceability of any other clause of this Agreement.

Section 9. Counterparts. This Agreement may be executed in more than one counterpart and each counterpart shall be considered an original.

Section 10. Headings. The paragraph headings are for convenience only and shall not in any way affect the interpretation or enforceability of any provision of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

WARNING - READ CAREFULLY - THIS AGREEMENT AFFECTS THE CONDITIONS
OF YOUR EMPLOYMENT.

MID AM, INC.

By:

Its:

EMPLOYEE